Movie Gallery Provides Update on Effects of Hurricane Katrina

DOTHAN, Ala., September 20, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI) today provided an updated assessment of the impact of Hurricane Katrina on its operations. Movie Gallery operates 328 stores in Alabama, Louisiana and Mississippi under both the Movie Gallery and Hollywood Video brand names, but the vast majority of these stores are located outside of the areas affected by Hurricane Katrina.

As communities and neighborhoods start to recover from Hurricane Katrina, business has returned to normal levels at most Movie Gallery and Hollywood Video stores in affected areas. The Company has resumed operations at 12 of its 21 stores that were closed due to power outages and other storm damage. At this time, approximately 3 stores are operating under a dusk to dawn curfew and 6 stores remain closed, but the exact amount of damage to these stores is still unclear as some stores are located in restricted areas. However, in total all of these stores represent less than half of one percent of Movie Gallery's 4,800 stores across North America.

"While much work lies ahead, we are pleased that recovery efforts are under way in the communities affected by Hurricane Katrina and that almost all of our stores have resumed normal operations," said Joe Malugen, Chairman, President and Chief Executive Officer. "I want to acknowledge the extraordinary efforts of the countless number of our associates and partners who are responsible for getting our stores up and running. We look forward to continuing to provide our customers with our outstanding selection of movies and video game rentals."

Since the impact of Hurricane Katrina, most of the stores in the gulf region have resumed normal operations and are performing in-line with Movie Gallery and Hollywood Video stores across North America. At this time, the Company believes that the damage caused by the storm will not be material to its short-term revenues nor affect its long-term financial condition.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.6 billion and approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors,
(i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) the Company's actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected;
(vii) competitive pressures are greater than anticipated; (viii) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives or (ix) the effects of Hurricane Katrina are greater than expected on the Company's overall operations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127

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